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                     CORRECTED CERTIFICATE OF INCORPORATION

                                       OF

                          WOODWORKER'S WAREHOUSE, INC.

      (pursuant to Section 103(f) of the Delaware General Corporation Law)


         The undersigned Sole Incorporator hereby certifies and sets forth:

         FIRST: The name of the corporation is Woodworker's Warehouse, Inc. (hereinafter referred to as the "Corporation").

         SECOND: The Certificate of Incorporation of the Corporation was filed with the State of Delaware on October 19, 2001.

         THIRD: The initial board of directors of the Corporation have not yet been elected.

         FOURTH: The Certificate of Incorporation of the Corporation inaccurately referred to the name of the Corporation in paragraph FIRST as Woodworker's Warehouse, Inc. The name of the Corporation should have been correctly stated as Woodworkers Warehouse, Inc. Accordingly, the Corrected Certificate of Incorporation of the Corporation follows in its entirety:

                          CERTIFICATE OF INCORPORATION
                                       OF
                          WOODWORKERS WAREHOUSE, INC.

         FIRST: The name of the corporation is Woodworkers Warehouse, Inc. (hereinafter referred to as the "Corporation").


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         SECOND: The address of the registered office of the Corporation in the
State of Delaware is c/o United Corporate Services, Inc., 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at that address is United Corporate Services, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 7,500,000 shares of Common Stock, $.01 par value per share. The Corporation shall be prohibited from issuing any capital stock which does not have general voting power.

         FIFTH: The name and address of the Sole Incorporator is Jill Simon-Reisman, 1114 Avenue of the Americas, New York, New York, 10036.

         SIXTH: The Corporation may, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Directors of the Corporation shall have no personal liability for monetary damages for breach of a fiduciary duty, or failure to exercise any applicable standard of care, of a director to the fullest extent permitted by Section 102(b)(7) of the GCL.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of the GCL or on the application of trustees in dissolution or of any

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receiver or receivers appointed for this Corporation under the provisions of
Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctified by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

                 (a) in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal the Bylaws of the Corporation;

                 (b) unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         NINTH: Stockholders shall not be entitled to act by written consent in lieu of obtaining the necessary vote at an Annual or Special Meeting of Stockholders for matters which would otherwise require stockholders approval at an Annual or Special Meeting of Stockholders pursuant to the GCL.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter

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prescribed by law, and all rights and powers conferred upon stockholders, directors and officers are subject to this reservation.

         I, THE UNDERSIGNED, being the Sole Incorporator, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly have hereunto set my hand this 23rd day of October, 2001.


                                             /S/ Jill Simon-Reisman
                                             -----------------------------------
                                             Jill Simon-Reisman
                                             Sole Incorporator